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                                                                       EXHIBIT 5

ARCO [LOGO]    Legal
               515 South Flower Street
               Mailing Address: Box 2679-T.A.
               Los Angeles, California 90051
               Telephone 213 486 2808

               Diane A. Ward
               Senior Counsel - Securities & Finance



August 6, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration Statement on Form S-8 (Registration No. 333-__________) Atlantic Richfield Company 1997 Restricted Stock Plan for Outside Directors

Ladies and Gentlemen:

As Senior Counsel, Securities & Finance of Atlantic Richfield Company (the "Company"), I have reviewed the Atlantic Richfield Company 1997 Restricted Stock Plan for Outside Directors as adopted by the Board of Directors of the Company on November 18, 1996, effective January 1, 1997, and have considered the proposed sale of shares of the Company's Common Stock, par value $2.50 per share ("Common Stock"), thereunder. This opinion is furnished as an exhibit to the above-referenced Registration Statement.

Based on such examination of corporate records, documents and questions of law as I have considered necessary, I am of the opinion that when the shares of the Common Stock are sold in the manner contemplated by the Registration Statement, they will be legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel".

Very truly yours,

/s/ Diane A. Ward

Diane A. Ward